Exhibit 10.28

RESTRICTED STOCK UNIT AGREEMENT

Granted by

Applied Genetic Technologies Corporation

Under the 2013 Equity and Incentive Plan

Applied Genetic Technologies Corporation (the “Company”) hereby grants to the person named below (the “Recipient”) restricted stock units (“Restricted Stock Units”), with each such unit representing the right to receive one share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to the terms set forth below (the “Award”). The Award is and shall be subject in every respect to the provisions of the Company’s 2013 Equity and Incentive Plan, as amended from time to time (the “Plan”), which is incorporated herein by reference and made a part hereof. The Recipient hereby accepts this Award subject to all the terms and provisions of the Plan and agrees that (a) in the event of any conflict between the terms hereof and those of the Plan, the latter shall prevail, and (b) all decisions under and interpretations of the Plan by the Board or the Committee shall be final, binding and conclusive upon the Recipient and his or her heirs and legal representatives. Capitalized terms used herein but not defined shall have the meaning set forth in the Plan.

1.	Name of Recipient:

2.	Date of Grant:

3.	Maximum Number of Restricted Stock Units:

4.	Vesting of Restricted Stock Units:

5.

Payment. Upon each vesting date, the Recipient shall receive one share of Stock for each vested Restricted Stock Unit; provided, however, that the number of shares issued shall be reduced by the number of shares sufficient to satisfy the minimum tax withholding obligations as set forth in Section 6 below.

6.	Withholding Obligation; Sell to Cover.

(a) The Recipient expressly acknowledges and agrees that the Recipient’s rights hereunder, including the right to be issued shares of Common Stock upon the vesting of the Award (or any portion thereof), are subject to the Recipient’s promptly paying to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld, if any, relating to the Award (the “Withholding Obligation”).

(b) By accepting this Award, the Recipient hereby acknowledges and agrees that he or she elects to sell shares of Common Stock issued in respect of the Award and to allow the Agent to remit the cash proceeds of such sale to the Company (“Sell to Cover”) to satisfy the Withholding Obligation, to the extent that such cash proceeds are sufficient to satisfy the Withholding Obligation.

(c) In order to implement a Sell to Cover, the Recipient hereby irrevocably appoints Stifel, Nicolaus & Company, Incorporated, or such other registered broker-dealer that is a member of the Financial Industry Regulatory Authority as the Company may select, as the Recipient’s agent (the “Agent”), and the Recipient authorizes and directs the Agent to: (i) sell on the open market at the then prevailing market price(s), on the Recipient’s behalf, as soon as practicable on or after the date on which the shares of Common Stock are delivered to the Recipient pursuant to Section 4 hereof in connection with the vesting of the Restricted Stock Units, the number (rounded up to the next whole number) of shares of Common Stock sufficient to generate proceeds to cover (A) the satisfaction of the Withholding Obligation arising from the vesting of the Restricted Stock Units and the related issuance and delivery of shares of Common Stock to the Recipient and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto; (ii) remit directly to the Company the proceeds from the sale of the shares of Common Stock referred to in clause (i) above necessary to satisfy the Withholding Obligation; (iii) retain the amount required to cover all applicable fees and commissions due to, or required to be collected by, the Agent, relating directly to the sale of the shares of Common Stock referred to in clause (i) above; and (iv) maintain any remaining funds from the sale of the shares of Common Stock referred to in clause (i) above in the Recipient’s account with the Agent. The Recipient hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of shares of Common Stock that must be sold to satisfy the Recipient’s obligations hereunder and to otherwise effect the purpose and intent of this Agreement and satisfy the rights and obligations hereunder.

(d) The Recipient acknowledges that the Agent is under no obligation to arrange for the sale of Common Stock at any particular price under a Sell to Cover and that the Agent may affect sales under any Sell to Cover in one or more sales and that the average price for executions resulting from bunched orders may be assigned to the Recipient’s account. The Recipient further acknowledges that he or she will be responsible for all brokerage fees and other costs of sale associated with any Sell to Cover or transaction contemplated by this Section 6 and agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. In addition, the Recipient acknowledges that it may not be possible to sell shares of Common Stock as provided for in this Section 6 due to various circumstances. If it is not possible to sell shares of Common Stock in a Sell to Cover, the Company will assist the Recipient in determining additional alternatives available to the Recipient. In the event of the Agent’s inability to sell shares of Common Stock, the Recipient will continue to be responsible for the timely payment to the Company of all federal, state, local and foreign taxes that are required by applicable laws and regulations to be paid or withheld with respect to the Restricted Stock Units or the Award. In such event, or in the event that the Company determines that the cash proceeds from a Sell to Cover are insufficient to meet the Withholding Obligation, the Recipient authorizes the Company and its subsidiaries to withhold such amounts from any amounts otherwise owed to the Recipient, but nothing in this sentence shall be construed as relieving the Recipient of any liability for satisfying his or her obligations under the preceding provisions of this Section.

(e) The Recipient hereby agrees to execute and deliver to the Agent or the Company any other agreements or documents as the Agent or the Company reasonably deem necessary or appropriate to carry out the purposes and intent of this Agreement, including without limitation, any agreement intended to ensure the Sell to Cover and the corresponding authorization and instruction to the Agent set forth in this Section 6 to sell Common Stock to satisfy the Withholding Obligation comply with the requirements of Rule 10b5-1(c) under the Exchange Act. The Agent is a third-party beneficiary of this Section 6.

(f) The Recipient’s election to Sell to Cover to satisfy the Withholding Obligation is irrevocable. Upon acceptance of the Award, the Recipient has elected to Sell to Cover to satisfy the Withholding Obligation, and the Recipient acknowledges that he or she may not change this election at any time in the future.

7.

No Rights to Shares or as a Stockholder; No 83(b) Election. The Recipient shall not have any right in, or with respect to, any of the shares of Common Stock issuable under the Award (including voting rights) unless and until the Award vests and is settled by issuance of the shares to the Recipient. The Recipient expressly acknowledges that because the Award consists of an unfunded and unsecured promise by the Company to deliver Common Stock in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” for tax purposes with respect to the Award.

8.

Nontransferability. The Restricted Stock Units are personal to the Recipient and shall not be transferable or assignable, other than by will or the laws of descent and distribution, and any such purported transfer or assignment shall be null and void.

9.

Termination of Employment. If the Recipient’s employment with or service for the Company is terminated, for any reason or no reason, with or without cause, all unvested Restricted Stock Units shall immediately terminate and be of no further force or effect.

10.

Notice. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered to the office of the Company, Applied Genetic Technologies Corporation, 14193 NW 119th Terrace, Alachua, FL 32615, attention of the chief financial officer, or such other address as the Company may hereafter designate.

Any notice to be given to the Recipient hereunder shall be deemed sufficient if addressed to and delivered in person to the Recipient at his or her address furnished to the Company or when deposited in the mail, postage prepaid, addressed to the Recipient at such address.

IN WITNESS WHEREOF, the parties have executed this Award, or caused this Award to be executed, as of the Date of Grant.

Applied Genetic Technologies Corporation

By:

The undersigned Recipient hereby acknowledges receipt of a copy of the Plan and this Award, and agrees to the terms of this Award and the Plan.

[Name of Recipient]

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